SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)<F1><F2>

                               PrivateBancorp, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    742962103
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                                 (CUSIP Number)

                                    June, 1999
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)
|X|     Rule 13d-1(c)
|_|     Rule 13d-1(d)

----------


<F1>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


<F2>Due to an administrative error, the Schedule 13G previously filed by
Mr. Mandell on February 14, 2001 incorrectly reflected that the filing was Amendment No. 1 to his Schedule 13G. This previous filing was Mr. Mandell's initial Schedule 13G filing, and this Amendment No. 1 is being filed solely to make this correction.

CUSIP NO. 742962103                  13G                    PAGE 2 of 5 PAGES


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1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Ralph B. Mandell

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]

                                                                     (b)  [ ]

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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen

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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER

         319,260

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6.       SHARED VOTING POWER

         3,261

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7.       SOLE DISPOSITIVE POWER

         319,260

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8.       SHARED DISPOSITIVE POWER

         3,261

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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         346,121

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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          [ ]

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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.37%

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12.      TYPE OF REPORTING PERSON

         IN

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

CUSIP NO. 742962103                  13G                    PAGE 3 OF 5 PAGES

ITEM 1(A).        NAME OF ISSUER:

                  PrivateBancorp, Inc.
                  --------------------------------------------------------------

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Ten North Dearborn, Chicago, Illinois 60602
                  --------------------------------------------------------------

ITEM 2(A).        NAME OF PERSON FILING:

                  Ralph B. Mandell
                  --------------------------------------------------------------

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Ten North Dearborn, Chicago, Illinois 60602
                  --------------------------------------------------------------

ITEM 2(C).        CITIZENSHIP:

                  U.S. Citizen
                  --------------------------------------------------------------

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock
                  --------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER:

                  742962103
                  --------------------------------------------------------------

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange
                   Act;

         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

         (e) [ ] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this Statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP NO. 742962103                  13G                    PAGE 4 OF 5 PAGES

ITEM 4.  OWNERSHIP.

         (a)      Amount beneficially owned:

                  346,121
                  --------------------------------------------------------------

         (b)      Percent of class:

                  7.37%
                  --------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or direct the vote:  319,260
                                                                   -------------

                  (ii)     Shared power to vote or direct the vote:   3,261
                                                                      ----------

                  (iii)    Sole power to dispose or to direct the
                           disposition of:   319,260
                                             -----------------------------------

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   3,261
                                             -----------------------------------

                  The amount beneficially owned by Mr. Mandell includes
                  (i) 75,840 shares subject to stock options which are exercisable within 60 days from the date of this report,
                  (ii) 3,261 shares allocated to his account pursuant to the PrivateBancorp, Inc. Savings and Retirement Plan of which there is shared voting power with the plan trustee and
                  (iii) 23,600 shares held by Mr. Mandell's spouse.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

CUSIP NO. 742962103                  13G                    PAGE 5 OF 5 PAGES

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14,2001            /s/ Ralph B. Mandell
                                    -----------------------------
                                    Ralph B. Mandell